Exhibit 99.1

FOR IMMEDIATE RELEASE

First Commonwealth Announces Fourth Quarter and Full-Year 2014 Financial Results;
Declares Quarterly Dividend

Indiana, PA, January 28, 2015 - First Commonwealth Financial Corporation (NYSE: FCF) today announced financial results for the fourth quarter and full-year 2014.

Fourth Quarter 2014 Highlights

Franchise Growth

•	Solid loan growth of $47.0 million from the prior quarter, or 4.3% on an annualized basis.

•	Acquisition of a local insurance agency that expands First Commonwealth’s fee-based product lines and provides access to key insurance carriers, which was completed on October 1, 2014.

Expense

•	Expense reductions of $1.6 million in the fourth quarter as a result of lower technology, employment and other operational expenses following the IT systems conversion.

Net Income

•	Net income for the fourth quarter was $7.7 million and was impacted by the following items:

◦
a $5.6 million ($0.06 diluted earnings per share) after-tax charge for a legal contingency reserve in connection with a preliminary global settlement of a previously disclosed litigation relating to a discontinued bank product known as the Market Rate Savings IRA;

◦	a $1.4 million ($0.02 diluted earnings per share) after-tax recovery of an external fraud loss incurred during the third quarter of 2012; and

◦	a $0.4 million after-tax charge from the donation of a former headquarters building to a local university.

“2014 was an unprecedented year for our organization,” stated T. Michael Price, President and Chief Executive Officer.  “We successfully executed a comprehensive systems conversion that has already led to process efficiencies and cost savings.  Our newly launched mortgage initiative is ramping up quickly and will be an important component of revenue growth in 2015.  Our acquisition of a local insurance agency expanded our carrier access.  And we maintained solid loan growth for the last three consecutive quarters.  So despite the unusual, non-recurring items that impacted our fourth quarter earnings, we achieved earnings per share growth of 12% in 2014, and remain on track with our strategic initiatives and growth objectives.”

Financial Summary

(dollars in thousands,	For the Three Months Ended			For the Years Ended
except per share data)	December 31,	September 30,	December 31,	December 31,
	2014	2014	2013	2014	2013
Net Income	$7,729	$12,496	$9,259	$44,453	$41,482
Diluted earnings per share	$0.08	$0.13	$0.10	$0.48	$0.43
Return on average assets	0.48%	0.78%	0.60%	0.71%	0.68%
Return on average equity	4.26%	6.91%	5.14%	6.18%	5.70%
Efficiency Ratio	78.45%	66.65%	73.15%	69.23%	67.52%
Net Interest Margin	3.22%	3.26%	3.35%	3.27%	3.39%

Financial Results Summary
For the three months ended December 31, 2014, net income was $7.7 million, or $0.08 diluted earnings per share, compared to net income of $12.5 million, or $0.13 diluted earnings per share, in the third quarter of 2014 and net income of $9.3 million, or $0.10 diluted earnings per share, in the fourth quarter of 2013. The decrease in net income compared to the third quarter of 2014 was driven by a decrease in noninterest income, excluding net securities gains, of $1.6 million and an increase in noninterest expense of $5.8 million primarily as a result of the aforementioned legal reserve, offset by a partial recovery of $2.1 million for a 2012 external fraud loss. Return on average assets and return on average equity were 0.48% and 4.26%, respectively, compared to 0.60% and 5.14% in 2013. The legal reserve charge reduced return on average assets and return on average equity by 35 basis points and 306 basis points, respectively, in the fourth quarter.

For the year ended December 31, 2014, net income was $44.5 million, or $0.48 diluted earnings per share, compared to net income of $41.5 million, or $0.43 diluted earnings per share, for 2013. The increase in net income compared to 2013 was primarily the result of a decrease in provision expense of $8.0 million, offset by a decline of $1.7 million in net interest income and an increase in noninterest expense of $2.4 million. Noninterest expense included $7.4 million of non-routine technology conversion-related expenses incurred during 2014 (as compared to $4.6 million in 2013) and the previously mentioned legal reserve incurred in the fourth quarter of 2014. Return on average assets and return on average equity were 0.71% and 6.18%, respectively, compared to 0.68% and 5.70% in 2013. The legal reserve charge reduced return on average assets and return on average equity by 9 basis points and 77 basis points, respectively, in 2014.

Net Interest Income and Net Interest Margin
Fourth quarter 2014 net interest income, on a fully taxable-equivalent basis, decreased slightly by $0.4 million to $47.0 million, as compared to $47.4 million in the third quarter of 2014. The decrease from the prior quarter was primarily the result of a four basis point decline in the net interest margin to 3.22% due to lower replacement yields, partially offset by a two basis point decline in funding costs and a $25.4 million increase in average interest-earning assets.
As compared to the fourth quarter of 2013, net interest income, on a fully taxable-equivalent basis, decreased slightly by $0.3 million. The net interest margin of 3.22% in the fourth quarter of 2014 was 13 basis points lower than in the fourth quarter of 2013 due to lower replacement loan yields, despite a $200.7 million, or 3.6%, increase in average interest-earning assets. A 20 basis point decline in the yield on interest-earning assets between the periods was partially offset by a seven basis point decline in funding costs.
For the year ended December 31, 2014, net interest income, on a fully taxable-equivalent, basis decreased $1.7 million to $187.0 million as compared to 2013. Average interest-earning assets increased $166.5 million, or 3.0%; however, lower replacement yields on interest-earning assets compressed the margin by 20 basis points compared to the prior-year period, partially offset by a seven basis point decline in funding costs. The decrease was also impacted by $1.0 million of income recognized on other-than-temporarily impaired pooled trust preferred collateralized debt obligations that received payments, which resulted in a two basis point benefit to the net interest margin in the 2013 year-to-date period. The net interest margin for the year ended December 31, 2014 was 3.27%, 12 basis points lower than the prior-year period.
Based on average balances, loan growth for the fourth quarter of 2014 was $41.9 million over the prior quarter and $152.1 million over the year-ago quarter. Average deposits decreased $28.3 million in the fourth quarter of 2014 from the prior quarter and $231.2 million from the same quarter a year ago, partially due to the intentional runoff of higher-cost deposits in favor of more cost-effective short-term borrowings. As a result, average short-term borrowings increased $71.5 million from the prior quarter and $449.6 million over the year-ago period. Average noninterest-bearing demand deposits were essentially flat as compared to the prior quarter and increased $99.9 million from the year-ago quarter.

Credit Quality
The provision for credit losses totaled $2.6 million for the three months ended December 31, 2014, an increase of $0.5 million as compared to the prior quarter and an increase of $1.4 million from the same quarter last year. For the year ending December 31, 2014, the provision for credit losses was $11.2 million, a decrease of $8.0 million as compared to the $19.2 million provision in the prior-year period.
At December 31, 2014, nonperforming loans were $55.3 million, an increase of $10.0 million from September 30, 2014 and a decrease of $4.1 million from December 31, 2013. The increase is primarily related to one commercial credit totaling $9.9 million that was placed into nonperforming status in the fourth quarter of 2014. This loan had previously been considered a potential problem loan. Nonperforming loans as a percentage of total loans were 1.24%, 1.03% and 1.39% for the periods ended December 31, 2014, September 30, 2014 and December 31, 2013, respectively.
During the fourth quarter of 2014, net charge-offs were $1.3 million, compared to $2.0 million in the prior quarter and $1.9 million in the fourth quarter of 2013. There were no significant individual charge-offs in the fourth and third quarters of 2014 and fourth quarter of 2013. For the year ended December 31, 2014, net charge-offs were $13.4 million, or 0.31% of average loans, compared to $32.2 million, or 0.76% of average loans, for the same period of 2013.
The allowance for credit losses was $52.1 million at December 31, 2014 and as a percentage of total loans outstanding was 1.17%, 1.15% and 1.27% for December 31, 2014, September 30, 2014 and December 31, 2013, respectively. General reserves as a percentage of non-impaired loans were 0.97%, 1.06% and 1.07% for December 31, 2014, September 30, 2014 and December 31, 2013, respectively.
Other real estate owned (“OREO”) acquired through foreclosure was $7.2 million at December 31, 2014 as compared to $7.8 million at September 30, 2014 and $11.7 million at December 31, 2013. There were no significant additions to OREO in the fourth quarter of 2014.
Noninterest Income
Noninterest income, excluding net securities gains and losses, decreased $1.6 million, or 10.8%, in the fourth quarter of 2014 as compared to the prior quarter and decreased $1.3 million, or 8.7%, compared to the same quarter last year. The decrease from the prior quarter is primarily the result of a $0.5 million decrease in service charges on deposit accounts, a $0.3 million decrease in trust income and a $0.4 million decrease in commercial loan swap-related revenues included in other income. The decrease from the prior-year period of $1.3 million is primarily related to a decrease of $0.6 million in service charges on deposit accounts and decreases in other revenue of $0.7 million in commercial loan swap-related revenues and $0.4 million in investment management income (due to the sale of our advisory business in the first quarter of 2014), offset by a $0.4 million increase from insurance due to increased production and our recent agency acquisition.
During the fourth quarter of 2014, a gain of $0.5 million was recognized as the result of a recovery on a trust preferred security. In the fourth quarter of 2013, a loss of $1.4 million was recognized when this trust preferred security was liquidated. The $0.5 million received in the fourth quarter of 2014 represents the additional proceeds distributed as part of the final liquidation of the trust.
For the year ended December 31, 2014, noninterest income, excluding securities gains and losses, decreased $1.0 million, or 1.7%, as compared to the same period of 2013. Changes in noninterest income included decreases of $2.3 million in commercial loan swap-related revenues and $1.1 million primarily related to lower investment management income (due to the previously mentioned sale of our advisory business) as well as a decrease of $0.3 million in letter of credit fees over the year-ago period. These decreases were partially offset by increases of $2.9 million from the gain on sale of assets primarily from the sale of an OREO property and the $1.2 million gain from the sale of our registered investment advisory business during 2014, together with increases of $0.5 million in insurance revenues and $0.5 million in interchange revenue compared to the year-ago period.
Noninterest Expense
Noninterest expense increased $5.8 million, or 13.9%, in the fourth quarter of 2014 from the prior quarter and increased $2.0 million, or 4.5%, compared to the fourth quarter of 2013. The increase during the fourth quarter is primarily attributable to the aforementioned legal reserve and building donation to a local university, partially offset by the external fraud recovery and a $2.1 million reduction in IT conversion-related expenses. There was $2.2 million in IT conversion-related expense in the third quarter of 2014 as compared to $0.1 million in the fourth quarter of 2014. In addition, noninterest expense reductions of $1.6 million in the fourth quarter can be directly attributed to the successful completion of the IT conversion in the third quarter of 2014.
The increase in noninterest expense in the fourth quarter of 2014 as compared to the fourth quarter of 2013 is primarily attributable to the aforementioned legal reserve and building donation, offset by the external fraud recovery and reductions of $4.4 million in IT conversion-related expenses. There was $4.5 million in IT conversion-related expense in the fourth quarter of 2013 and $0.1 million in the fourth quarter of 2014.
Despite $2.8 million in increased non-routine technology conversion charges and accelerated depreciation in 2014, as well as the aforementioned legal reserve charge and building donation, noninterest expense increased by only $2.4 million for the year ended December 31, 2014 compared to 2013. Improvements included decreases of $1.9 million in Pennsylvania shares tax expense, $0.4 million in amortization of intangibles, $1.1 million in loan collection costs, and $0.3 million in FDIC expense. Also contributing to the year-over-year comparison of non-interest expense was the aforementioned $3.0 million partial recovery for a 2012 external fraud loss in 2014, a $1.6 million charge for the early extinguishment of debt in 2013 and a $0.8 million contingency accrual for client tax reporting in 2013.
Full time equivalent staff declined to 1,328 at December 31, 2014 from 1,362 at December 31 2013. The decrease is primarily attributable to staff reductions as a result of the completion of our IT systems conversion and reductions in our branch network, offset by the recent launch of our mortgage initiative and the acquisition of an insurance agency.
The efficiency ratio, calculated as total noninterest expense as a percentage of total revenue (which consists of net interest income on a fully taxable equivalent basis plus total noninterest income, excluding net securities gains), was 78.45% and 69.23% for the three months and year ended December 31, 2014, respectively, as compared to 73.15% and 67.52% for the three months and year ended December 31, 2013. IT conversion expenses added 0.19% and 2.98% to the efficiency ratio, respectively, for the three months and year ended December 31, 2014. The legal reserve charge increased the efficiency ratio by an additional 14.17% and 3.46% for the three months and year ended December 31, 2014.
Dividends and Capital
First Commonwealth Financial Corporation declared a common stock quarterly dividend of $0.07 per share which is payable on February 20, 2015 to shareholders of record as of February 9, 2015. This dividend represents a 3.3% projected annual yield utilizing the January 27, 2015 closing market price of $8.53.
During the third quarter of 2014, First Commonwealth completed a previously announced $25.0 million common stock repurchase program under which the corporation repurchased 2,924,066 shares at an average price of $8.58 per share.
On January 27, 2015, First Commonwealth’s Board of Directors authorized an additional $25.0 million common stock repurchase program.

First Commonwealth’s capital ratios for Total, Tier I and Leverage at December 31, 2014 were 12.8%, 11.7% and 9.9%, respectively. Our current capital levels would meet the fully-phased in Basel III capital requirements issued by the U.S. bank regulators.
Conference Call
First Commonwealth will host a quarterly conference call to discuss its financial results for the fourth quarter and full-year 2014 on Wednesday, January 28, 2015 at 2:00 PM (ET). The call can be accessed by dialing (toll free) 1-877-353-0037 or through the company’s web page, http://www.fcbanking.com/InvestorRelations. A replay of the call will be available approximately two hours following the conclusion of the conference. A link to the call replay will be accessible at this web page for 30 days.

About First Commonwealth Financial Corporation
First Commonwealth Financial Corporation, headquartered in Indiana, Pennsylvania, is a financial services company with $6.4 billion in total assets and 110 banking offices in 15 counties throughout western and central Pennsylvania.  First Commonwealth provides a full range of commercial banking, consumer banking, mortgage, wealth management and insurance products and services through its subsidiaries First Commonwealth Bank and First Commonwealth Insurance Agency.
Forward-Looking Statements
This release contains forward-looking statements about First Commonwealth’s future plans, strategies and financial performance. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Such statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Global and domestic economies could fail to recover from the recent economic downturn or could experience another severe contraction, which could adversely affect our revenues, increase credit-related costs and reduce the values of our assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets, could cause additional credit losses and deterioration in asset values. In addition, our business and financial performance is likely to be negatively impacted by effects of recently enacted and future legislation and regulation. Our results could also be adversely affected by continued deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance and legal risk, interest rate risk, and liquidity risk. Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.
Contact:
Media/Investor Relations:
Richard J. Stimel
Vice President/ Corporate Communications and Investor Relations
724-463-6806
RStimel@fcbanking.com

###

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013
SUMMARY RESULTS OF OPERATIONS
Net interest income (FTE)(1)	$46,978	$47,364	$47,303	$187,007	$188,732
Provision for credit losses	2,575	2,073	1,216	11,196	19,227
Noninterest income	13,887	15,050	13,264	60,859	60,163
Noninterest expense	47,359	41,568	45,327	171,210	168,824
Net income	7,729	12,496	9,259	44,453	41,482

Earnings per common share (diluted)	$0.08	$0.13	$0.10	$0.48	$0.43

KEY FINANCIAL RATIOS
Return on average assets	0.48%	0.78%	0.60%	0.71%	0.68%
Return on average shareholders' equity	4.26%	6.91%	5.14%	6.18%	5.70%
Efficiency ratio(2)	78.45%	66.65%	73.15%	69.23%	67.52%
Net interest margin (FTE)(1)	3.22%	3.26%	3.35%	3.27%	3.39%

Book value per common share	$7.81	$7.74	$7.47
Tangible book value per common share(4)	6.03	5.99	5.78
Market value per common share	9.22	8.39	8.82
Cash dividends declared per common share	0.07	0.07	0.06	$0.28	$0.23
ASSET QUALITY RATIOS
Nonperforming loans as a percent of
end-of-period loans (5)	1.24%	1.03%	1.39%
Nonperforming assets as a percent of
total assets (5)	0.99%	0.85%	1.15%
Net charge-offs as a percent of average
loans (annualized)	0.12%	0.18%	0.18%
Allowance for credit losses as a percent
of nonperforming loans (6)	94.21%	112.21%	91.31%
Allowance for credit losses as a percent
of end-of-period loans (6)	1.17%	1.15%	1.27%
CAPITAL RATIOS
Shareholders' equity as a percent of total
assets	11.26%	11.16%	11.45%
Tangible common equity as a percent of
tangible assets(3)	8.92%	8.87%	9.09%
Leverage Ratio	9.85%	9.79%	10.00%
Risk Based Capital - Tier I	11.73%	11.73%	12.10%
Risk Based Capital - Total	12.79%	12.77%	13.26%
(5) - Includes loans held for sale
(6) - Excludes loans held for sale

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)
	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013
INCOME STATEMENT
Interest income	$50,420	$51,089	$51,308	$202,181	$206,358
Interest expense	4,267	4,536	5,002	18,501	21,707
Net Interest Income	46,153	46,553	46,306	183,680	184,651
Taxable equivalent adjustment(1)	825	811	997	3,327	4,081
Net Interest Income (FTE)	46,978	47,364	47,303	187,007	188,732
Provision for credit losses	2,575	2,073	1,216	11,196	19,227
Net Interest Income after Provision for Credit Losses (FTE)	44,403	45,291	46,087	175,811	169,505

Net securities gains (losses)	500	48	(1,395)	550	(1,158)
Trust income	1,413	1,678	1,489	6,000	6,166
Service charges on deposit accounts	3,629	4,099	4,209	15,661	15,652
Insurance and retail brokerage commissions	1,779	1,709	1,382	6,483	6,005
Income from bank owned life insurance	1,371	1,330	1,320	5,502	5,539
Gain on sale of assets	508	742	97	4,996	2,153
Card related interchange income	3,602	3,599	3,532	14,222	13,746
Other income	1,085	1,845	2,630	7,445	12,060
Total Noninterest Income	13,887	15,050	13,264	60,859	60,163

Salaries and employee benefits	22,038	22,244	21,724	87,223	86,012
Net occupancy expense	3,150	3,180	3,477	13,119	13,607
Furniture and equipment expense (7)	2,762	4,471	5,255	17,812	15,118
Contributions	864	23	127	1,431	784
Data processing expense	1,531	1,583	1,498	6,124	6,009
Advertising and promotion expense	607	861	760	2,953	3,129
Pennsylvania shares tax expense	994	1,033	1,415	3,776	5,638
Intangible amortization	101	174	216	631	1,064
Collection and repossession expense	813	783	974	2,754	3,836
Other professional fees and services	1,209	1,050	966	3,986	3,731
FDIC insurance	1,028	926	1,054	4,054	4,366
Litigation and operational losses	7,059	187	325	6,786	1,115
Conversion related expenses (8)	112	783	2,523	1,788	2,588
Loss on redemption of subordinated debt	—	—	—	—	1,629
Other operating expenses	5,091	4,270	5,013	18,773	20,198
Total Noninterest Expense	47,359	41,568	45,327	171,210	168,824

Income before Income Taxes	10,931	18,773	14,024	65,460	60,844
Taxable equivalent adjustment(1)	825	811	997	3,327	4,081
Income tax provision	2,377	5,466	3,768	17,680	15,281
Net Income	$7,729	$12,496	$9,259	$44,453	$41,482

Shares Outstanding at End of Period	91,723,028	91,722,649	95,245,215	91,723,028	95,245,215
Average Shares Outstanding Assuming Dilution	91,598,411	92,578,701	95,138,836	93,114,654	97,029,832

(7) - Includes $1.4 million and $2.0 million of accelerated depreciation expense related to the technology conversion for the three-month periods ended September 30, 2014 and December 31, 2013, respectively. The years ended December 31, 2014 and 2013 includes $5.6 and $2.0 million in accelerated depreciation, respectively.
(8) - Does not include accelerated depreciation expense described in note 7.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	December 31,	September 30,	December 31,
	2014	2014	2013
BALANCE SHEET (Period End)
Assets
Cash and due from banks	$72,276	$78,696	$74,427
Interest-bearing bank deposits	2,262	5,374	3,012
Securities	1,354,364	1,383,768	1,353,809
Loans held for sale	2,502	1,305	0

Loans	4,457,308	4,411,481	4,283,833
Allowance for credit losses	(52,051)	(50,784)	(54,225)
Net loans	4,405,257	4,360,697	4,229,608

Goodwill and other intangibles	163,094	160,152	161,267
Other assets	360,530	366,106	392,738
Total Assets	$6,360,285	$6,356,098	$6,214,861

Liabilities and Shareholders' Equity
Noninterest-bearing demand deposits	$989,027	$995,014	$912,361

Interest-bearing demand deposits	81,851	82,221	89,149
Savings deposits	2,402,288	2,363,464	2,506,631
Time deposits	842,345	931,689	1,095,722
Total interest-bearing deposits	3,326,484	3,377,374	3,691,502

Total deposits	4,315,511	4,372,388	4,603,863

Short-term borrowings	1,105,876	1,034,967	626,615
Long-term borrowings	161,626	188,706	216,552
Total borrowings	1,267,502	1,223,673	843,167

Other liabilities	61,127	50,553	56,134
Shareholders' equity	716,145	709,484	711,697
Total Liabilities and Shareholders' Equity	$6,360,285	$6,356,098	$6,214,861

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Three Months Ended
	December 31,	Yield/	September 30,	Yield/	December 31,	Yield/
	2014	Rate	2014	Rate	2013	Rate
NET INTEREST MARGIN (Quarterly Averages)

Assets
Loans (FTE)(1)(5)	$4,430,036	3.89%	$4,388,130	3.97%	$4,277,981	4.17%
Securities and interest bearing bank deposits (FTE)(1)	1,367,020	2.26%	1,383,554	2.28%	1,318,332	2.21%
Total Interest-Earning Assets (FTE)(1)	5,797,056	3.51%	5,771,684	3.57%	5,596,313	3.71%
Noninterest-earning assets	546,385		553,384		565,809
Total Assets	$6,343,441		$6,325,068		$6,162,122

Liabilities and Shareholders' Equity
Interest-bearing demand and savings deposits	$2,475,405	0.10%	$2,466,127	0.10%	$2,605,992	0.10%
Time deposits	917,056	0.83%	954,474	0.98%	1,117,567	1.05%
Short-term borrowings	1,011,612	0.33%	940,156	0.28%	561,976	0.28%
Long-term borrowings	174,288	1.98%	199,435	1.79%	216,618	1.76%
Total Interest-Bearing Liabilities	4,578,361	0.37%	4,560,192	0.39%	4,502,153	0.44%
Noninterest-bearing deposits	995,508		995,690		895,652
Other liabilities	49,407		51,327		49,270
Shareholders' equity	720,165		717,859		715,047
Total Noninterest-Bearing Funding Sources	1,765,080		1,764,876		1,659,969
Total Liabilities and Shareholders' Equity	$6,343,441		$6,325,068		$6,162,122

Net Interest Margin (FTE) (annualized)(1)		3.22%		3.26%		3.35%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	For the Years Ended
	December 31,	Yield/	December 31,	Yield/
	2014	Rate	2013	Rate
NET INTEREST MARGIN (Year-to-Date Averages)

Assets
Loans (FTE)(1)(5)	$4,356,566	4.00%	$4,255,593	4.23%
Securities and interest bearing bank deposits (FTE)(1)	1,369,496	2.27%	1,303,976	2.32%
Total Interest-Earning Assets (FTE)(1)	5,726,062	3.59%	5,559,569	3.79%
Noninterest-earning assets	555,051		572,413
Total Assets	$6,281,113		$6,131,982

Liabilities and Shareholders' Equity
Interest-bearing demand and savings deposits	$2,502,488	0.10%	$2,612,847	0.12%
Time deposits	1,028,053	0.96%	1,154,984	1.07%
Short-term borrowings	815,394	0.30%	478,388	0.26%
Long-term borrowings	200,114	1.80%	233,483	2.08%
Total Interest-Bearing Liabilities	4,546,049	0.41%	4,479,702	0.48%
Noninterest-bearing deposits	964,422		876,111
Other liabilities	51,347		48,335
Shareholders' equity	719,295		727,834
Total Noninterest-Bearing Funding Sources	1,735,064		1,652,280
Total Liabilities and Shareholders' Equity	$6,281,113		$6,131,982

Net Interest Margin (FTE) (annualized)(1)		3.27%		3.39%

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands)

	December 31,	September 30,	December 31,
	2014	2014	2013
ASSET QUALITY DETAIL
Nonperforming Loans:
Loans on nonaccrual basis	$25,715	$27,310	$28,908
Troubled debt restructured loans on nonaccrual basis	16,952	6,783	16,980
Troubled debt restructured loans on accrual basis	12,584	11,164	13,495
Total Nonperforming Loans	$55,251	$45,257	$59,383
Other real estate owned ("OREO")	7,197	7,751	11,728
Repossessions ("Repo")	432	902	322
Total Nonperforming Assets	$62,880	$53,910	$71,433
Loans past due in excess of 90 days and still accruing	$2,619	$2,374	$2,505
Classified loans	67,756	63,724	83,237
Criticized loans	140,126	139,449	162,361
Nonperforming assets as a percentage of total loans,
plus OREO and Repos	1.41%	1.22%	1.66%
Allowance for credit losses	$52,051	$50,784	$54,225

	For the Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013
Net Charge-offs (Recoveries):
Commercial, financial, agricultural and other	$445	$294	$987	$8,177	$17,944
Real estate construction	(871)	(132)	(361)	(1,044)	272
Commercial real estate	(141)	635	447	536	10,377
Residential real estate	637	454	33	2,503	550
Loans to individuals	1,238	763	842	3,198	3,046
Net Charge-offs	$1,308	$2,014	$1,948	$13,370	$32,189

Net charge-offs as a percentage of average loans
outstanding (annualized)	0.12%	0.18%	0.18%	0.31%	0.76%
Provision for credit losses as a percentage of net
charge-offs	196.87%	102.93%	62.42%	83.74%	59.73%
Provision for credit losses	$2,575	$2,073	$1,216	$11,196	$19,227

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

RECONCILIATION OF NON-GAAP MEASURES

(1) Net interest income has been computed on a fully taxable equivalent basis ("FTE") using the 35% federal income tax statutory rate.
(2) Efficiency ratio is "total noninterest expense" as a percentage of total revenue. Total revenue consists of "net interest income, on a fully taxable equivalent basis," plus "total noninterest income," excluding "net impairment losses" and "net securities gains."

	December 31,	September 30,	December 31,
	2014	2014	2013

Tangible Equity:
Total shareholders' equity	$716,145	$709,484	$711,697
Less: intangible assets	163,094	160,152	161,267
Tangible Equity	553,051	549,332	550,430
Less: preferred stock	—	—	—
Tangible Common Equity	$553,051	$549,332	$550,430

Tangible Assets:
Total assets	$6,360,285	$6,356,098	$6,214,861
Less: intangible assets	163,094	160,152	161,267
Tangible Assets	$6,197,191	$6,195,946	$6,053,594

(3)Tangible Common Equity as a percentage of
Tangible Assets	8.92%	8.87%	9.09%

Shares Outstanding at End of Period	91,723,028	91,722,649	95,245,215
(4)Tangible Book Value Per Common Share	$6.03	$5.99	$5.78

Note: Management believes that it is a standard practice in the banking industry to present these non-gaap measures. These measures provide useful information to management and investors by allowing them to make peer comparisons.